Exhibit 99.1

Liberty Bancorp, Inc. Declines Participation in TARP Capital Purchase Program

LIBERTY, Mo.--(BUSINESS WIRE)--January 21, 2009--Liberty Bancorp, Inc. (NASDAQ: LBCP) (the “Company”), holding company for BankLiberty, announced today that it will not participate in the U.S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program (TARP). The Company did receive preliminary approval from the U.S. Treasury Department for the placement of up to $8.5 million in senior preferred stock; however, after careful consideration Liberty Bancorp’s board of directors elected to not participate in the program.

Brent M. Giles, President and Chief Executive Officer, stated, “After careful consideration of the Company’s current financial condition, 2009 outlook, and capital funding options, the board believes it is in the best interest of our shareholders to not participate in the TARP Capital Purchase Program. We already have a strong capital position and the current and potential future requirements of the program may impose restrictions on our business operations that may not be in the best interest of shareholders.”

According to Mr. Giles, “BankLiberty will continue the community-focused banking approach that has been the basis of our success over the past 54 years. We are well positioned to continue to meet the deposit and lending needs of our clients and the communities we serve.”

Liberty Bancorp, Inc., through its wholly owned subsidiary BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri and has nine additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer